(PROSPECTUS SUPPLEMENT NO. 2)                   Filed pursuant to Rule 424(b)(3)
(To Prospectus dated October 24, 2001)                Registration No. 333-67506


                                  $400,000,000
                                   Enzon, Inc.

                 4 1/2% Convertible Subordinated Notes Due 2008

                                   ----------

This Prospectus Supplement No. 2 supplements and amends the Prospectus dated October 24, 2001 relating to the 4 1/2% Convertible Subordinated Notes due 2008 of Enzon, Inc. and the shares of common stock into which the notes are convertible, at various times at market prices prevailing at the time of sale or at privately negotiated prices.

The table on pages 38 through 40 of the prospectus, which set forth information with respect to the selling holders and the respective amounts of notes beneficially owned by each selling holder is hereby amended as follows:

     The deletion from the prospectus of:

          McMahon Securities Co. L.P...............................   $2,250,000

          Onex Industrial Partners Limited.........................   $4,290,000

          Pebble Capital Inc.......................................     $720,000

          Rockhaven Premier Dividend Fund..........................     $690,000

          Silver Creek II Limited..................................   $6,390,000

          Silver Creek Limited Partnership.........................   $1,600,000

          Any Other Holder of Notes or Future Transferee
            from any Such Holder...................................   $8,340,000

     and the substitution of the following:

          Canyon  Value Realization Fund (Cayman), Ltd.............   $5,000,000

          Canyon Capital Arbitrage Master Hedge Fund, Ltd..........   $2,000,000

          Canyon Mac 18 Ltd. (RMF).................................   $1,500,000

          Canyon Value Realization Fund, L.P.......................   $2,500,000

          McMahon Securities Co. L.P. .............................   $1,000,000

          Onex Industrial Partners Limited.........................   $6,390,000

          Pebble Capital Inc.......................................   $3,020,000

          Rockhaven Premier Dividend Fund..........................     $790,000

          Silver Creek II Limited..................................   $9,890,000

          Silver Creek Limited Partnership.........................   $3,700,000

The prospectus, together with Prospectus Supplement No. 1 and this Prospectus Supplement No. 2, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the notes and the common stock issuable upon conversion of the notes. All reference in the prospectus to "this prospectus" are hereby amended to read "this prospectus (as supplemented and amended)"

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

          The date of this Prospectus Supplement is November 16, 2001.